Exhibit 10.44

OFFER LETTER AGREEMENT WITH SOMESH SINGH

January 18, 2007

Mr. Somesh Singh

Dear Somesh:

I am pleased to extend to you an offer to join Vignette Corporation (“Vignette” or “the Company”) as our Senior Vice President of R&D and Technical Operations starting on or before February 13, 2007. In this capacity, you will perform the duties, undertake the responsibilities and exercise the authority as customary for persons situated in a similar executive capacity. You will report directly to me, with a work location of Austin, Texas and you will promote the business of the Company on a full time basis. This offer, if not formally accepted before then, will expire on January 17th, 2007.

Your compensation will include the following:

•	A bi-weekly salary of $8,653.84 (which when calculated on an annual basis equals $225,000.00);

Eligibility in the Executive Performance Bonus Plan (“Bonus Plan”) targeted at $175,000.00 annually. This bonus is paid out semi-annually based on the attainment of individual and company performance goals set forth in the Bonus Plan and approved by our Board of Directors. Currently the maximum payout under the Bonus plan is 150% of target. Your bonus for 2007 will be guaranteed at a minimum payout of $50,000.00.

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Provided you are present for at least the first 3 days of the Global Leadership Summit and the Sales Kick Off events taking place in Austin on the dates of January 20 – 24, 2007, and your start date is no later than February 13, 2007, you will receive a signing bonus of $50,000.00 to be paid no later than May 31st, 2007. In the event that you voluntarily terminate your employment within 24 months from Vignette for other than “Good Reason” as defined below, then $32,500.00 of this signing bonus will be repaid by you to the Company; provided, however, you or your estate will have no obligation to repay in the event of your death or permanent disability. You hereby agree that the Company may deduct any amount of this bonus repayment which has not already been repaid from any final compensation owed to you upon your departure.

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100,000 stock options granted through the Vignette Corporation Stock Option Plan with a four year vesting schedule, with twenty five percent of the shares vesting on the first anniversary date of the grant, and an additional 6.25% of this grant vesting each quarter thereafter.

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25,000 shares of restricted stock granted through the Vignette Corporation Stock Option Plan which will vest as follows: 5,000 shares will vest on the first anniversary of the grant date; another 5,000 shares which will vest on the second anniversary of the grant date; and the remaining 15,000 shares will vest on the third anniversary of the grant date.

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All option and restricted stock grants will be subject to the terms of separate Stock Option and Restricted Stock Agreements and offers which will be provided to you after approval by the Compensation Committee of Vignette’s Board of Directors. The grants outlined will be presented to the Board for approval on the regular monthly grant date closest to your date of employment.

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Eligibility for you and your family to participate in all of the benefits provided to Vignette’s employees and executives. This will include four (4) weeks of annual vacation per year under the Company’s vacation policy;

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A relocation package to assist you in your move to Austin, Texas within 18 months of employment. This package will include a house hunting trip for you and your family, movement of your personal goods, home sale and purchase assistance and up to 60 days of temporary lodging. Specific details of the items covered and the process for reimbursement will be provided to you by the Company. This relocation package will have a maximum cash payout of $125,000 that will be grossed up for tax purposes. It will also be subject to full repayment should you voluntarily terminate your employment other than for Good Reason within the later to occur of: (i) 18 months of your final move to Austin, TX, or (ii) 24 months of your employment with Vignette; provided, however that you or your estate will have no obligation to repay in the event of your death or permanent disability.

Should your employment with Vignette be terminated without “Cause” or for “Good Reason,” after the date of your permanent relocation to Austin Texas, you will receive mitigating severance payments in the equivalent of six months of base salary, to be paid over a six month period on Vignette’s regular payroll schedule with payment contingent upon execution of a Separation Agreement approved by Vignette, which will include appropriate releases, and restrictive covenants including non compete, no hire and non solicitation clauses of a duration equal to the severance period. In the event of such a termination, you agree to use all reasonable efforts to find replacement employment. If you are hired by any other employer, at any time during the severance payment period, your severance payments will cease as of the effective date of such hire.

“Cause” for purposes of this Agreement shall be defined as your termination as a direct result of any of the following events which remains uncured after 15 days from the date of notice of such breach to you or which cannot by its nature be cured: (a) material and repeated failure to perform duties reasonably assigned by the CEO or the Board of Directors, which failure is not a result of a disability and results in material harm to the business of the Company, provided, however, that you will not be obligated to perform any illegal or unethical duties; (b) any material breach of the Company’s policies, particularly those related to business ethics and compliance or breach of the Proprietary Inventions Agreement; (c) failure to Permanently Relocate to Austin Texas within eighteen (18) months of the start of your employment; or (d) your inability to dedicate a significant majority of your working time in your primary work location which is the Company’s headquarters in Austin, TX. For purposes of this Letter Agreement, Permanently Relocate shall mean that you have established a place of residence in Austin and are regularly present at the Company’s headquarters in Austin as is customary with other Austin based executives. Provided these criteria are met, you will be deemed to have permanently relocated to Austin regardless of whether you own a residence in another city or if your family has not yet relocated to Austin.

“Good Reason” for purposes of this Agreement shall be defined as your resignation as a direct result of any of the following events: (i) any material breach by the Company of any provision of this Agreement, which breach is not cured within fifteen (15) days following written notice of such breach from you; (ii) a substantial reduction of responsibilities following the occurrence of a Change of Control (as defined below) of the

Company; or (iii) a substantial reduction of compensation whether or not following the occurrence of a Change of Control (as defined below) of the Company; or (iv) a relocation of the Company’s headquarters office after your Permanent Relocation to Austin, of more than fifty (50) miles from its site as of the date of this letter.

“Permanent Disability” shall mean your inability to perform your duties hereunder, whether by reason of injury (physical or mental), illness or otherwise, incapacitating you for a continuous period of at least three (3) months.

“Change of Control” for purposes of this Letter Agreement shall be defined as (i) the acquisition of fifty percent (50%) or more of the beneficial ownership interests, or fifty percent (50%) or more of the voting power, of the Company, either directly or indirectly, in one or a series of related transactions, by merger, purchase or otherwise, by any person or group of persons acting in concert (including, without limitation, any one or more individuals, corporations, partnerships, trusts, limited liability companies or other entities); (ii) the disposition or transfer, whether by sale, merger, consolidation, reorganization, recapitalization, redemption, liquidation or any other transaction, of fifty percent (50%) or more by value of the assets of the Company in one or a series of related or unrelated transactions over time.

You hereby represent that you are under no obligation from your current employer which would limit or prevent your employment by Vignette or your ability to perform the role contemplated by this offer letter. You also represent that all the information you have provided the Company regarding your educational and professional credentials and your prior compensation and equity holdings from prior employers are complete and correct in all material respects. Any violation of these representations will be an additional basis for your termination for ‘Cause’ as set forth herein.

This offer of employment is contingent upon your execution of this Letter, Employment Application, PRSI Background Check, and satisfaction of the requirements of an I-9 Employment Eligibility Verification Form. Please understand that employment remains “at will”, and neither this letter nor the Stock Option Plan create an employment contract with you.

I am looking forward to having you as a key member of the Vignette management team. Our market is moving quickly and we have a lot of work to do.

Sincerely,

/s/ Mike Aviles
Michael A. Aviles President and Chief Executive Officer Vignette Corporation

EMPLOYEE ACCEPTANCE

The signing of this letter acknowledges the acceptance of the offer contained herein:

/s/ Somesh K. Singh Employee Signature	1/17/07 Date

Somesh K. Singh Print Name